Exhibit 10.55

May 7, 2009

James Kennedy

Senior Vice President, Sales and Global Marketing

Scientific Games International, Inc.

1500 Bluegrasslakes Parkway

Alpharetta, Georgia

Dear Jim:

This will confirm our understanding regarding certain amendments to the Employment and Severance Benefits Agreement, dated ,  (effective as of January 1, 2007), between you and Scientific Games International, Inc. (the “Company”), as amended by the Letter Agreement, dated as of December 30, 2008, by and between you and the Company (as amended hereby, the “Agreement”).  Except as expressly set forth herein, the terms of the Agreement shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Agreement (except as otherwise modified hereby).

Term.  The “Term” set forth in Section 2 of the Agreement shall be extended to December 31, 2012 (as may be extended in accordance with Section 1 of the Agreement and subject to earlier termination in accordance with the Agreement).

Base Salary.  Effective January 1, 2010, your “Base Salary” shall be four hundred thousand US dollars (US$400,000) per year and effective January 1, 2011, your “Base Salary” shall be four hundred and twenty-five thousand US dollars (US$425,000) per year, subject to such future increases thereof as may be determined from time to time in the sole discretion of the Compensation Committee of the Company (“Compensation Committee”).

Termination Upon Expiration of Agreement.  In the event that the Agreement expires on or after December 31, 2012, you will receive the Accrued Obligations and:

A.                                                              if not already paid to you and without duplication, the non-equity portion of your incentive compensation for the completed calendar year after which such expiration occurs, payable if, as and when such bonuses are awarded in the ordinary course in such subsequent year, subject to payroll deductions; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and applicable administrative guidance and regulations, such payment shall be made in a lump sum on the date that is six months plus one day following the applicable expiration date; and

B.                                                                except to the extent otherwise provided at the time of grant under the terms of any equity award made to you, all stock options, deferred stock, restricted stock and other equity-based awards held by you, if such termination on or after December 31, 2012 is not for Cause, will become fully vested and non-

forfeitable (provided that any such options will cease being exercisable upon the earlier of (x) three (3) months after the expiration date of the Agreement and (y) the scheduled expiration date of such options), and, in all other respects, all such options and other awards shall be governed by the plans and programs and the agreements and other documents pursuant to which the awards were granted; provided, however, that any performance based equity award in respect of which the performance criteria has not been finally determined as having been met (or not met), will either vest and be delivered upon such determination of such criteria being satisfied or lapse in the event such criteria is not met.

Timing of Certain Payments.  Unless otherwise contemplated in the Agreement, all payments payable in connection with termination of your employment under the Agreement shall be made as soon as practicable after the Termination Date but in no event later than 30 days after the Termination Date; provided, however, that if and to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code, and applicable administrative guidance and regulations, any such payment shall be made in a lump sum on the date that is six months plus one day following the Termination Date.

Special Recognition Equity Award Grant.  In recognition of your additional responsibilities for supervising MDI sales and China marketing, the Company shall grant you twenty thousand (20,000) restricted stock units under the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended and restated (the “Plan”), and an individual equity agreement (in the form to be provided to you) to be entered into by and between the Company and you (the “Equity Agreement”).  The Equity Agreement shall provide that the equity award shall vest with respect to twenty percent (20%) of the shares of common stock subject to such award on each of the first five anniversaries of the date of grant, subject to any applicable provisions relating to accelerated vesting and forfeiture as described in the Agreement, the Equity Agreement or the Plan.

Please indicate your agreement to the foregoing by countersigning and returning an original signed copy of this letter to me.

Very truly yours,

Scientific Games International, Inc.

		By:	/s/ Michael Chambrello
		Name:	Michael Chambrello
		Title:	President & COO

Accepted and Agreed to:

By:	/s/ James Kennedy
James Kennedy